Exhibit 6.15

PURCHASE AND ASSIGNMENT AGREEMENT

(Block C)

This Purchase and Assignment Agreement (this “Agreement”), dated as of January 14, 2021 (the “Effective Date”), is made and entered into by and between Cottonwood Capital Management, Inc., a Delaware corporation (“CCMI”), and Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation (the “REIT”). Capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings ascribed to such terms in the Amended and Restated Limited Liability Company Agreement of CW Block C, LLC (the “Block C Operating Agreement”).

WHEREAS, CCMI owns a 56.7820% Percentage Interest (the “Block C Interest”) in CW Block C, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, CCMI desires to sell and assign all of its right, title and interest in 100% of the Block C Interest held by CCMI to the REIT, and the REIT desires to purchase and assume all of CCMI’s right, title and interest in the Block C Interest as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

1. Purchase. CCMI hereby agrees to sell to the REIT, and the REIT hereby agrees to purchase from CCMI, the Block C Interest for an amount equal to $2,556,524.86. Such amount shall be paid by the REIT on the Effective Date.

2. Assignment. As of the Effective Date, (i) CCMI hereby assigns and transfers all of CCMI’s right, title and interest in the Block C Interest to the REIT and (ii) the REIT hereby assumes all of CCMI’s right, title and interest in the Block C Interest.

3. Representations and Warranties of CCMI. CCMI hereby represents and warrants as follows:

a. Good Standing. CCMI is duly organized and existing and in good standing under its jurisdiction of organization and is duly qualified to do business under the laws of such jurisdiction and each other jurisdiction in which qualification is required to perform its obligations under this Agreement.

b. Power and Authority. CCMI has the power and authority to enter into this Agreement and any and all documents contemplated hereby.

c. Due Authorization. The execution and delivery of this Agreement has been duly authorized by CCMI and no further action or approval of CCMI is required to cause this Agreement to be binding, valid and enforceable against CCMI.

d. Performance of Agreement. CCMI’s entry into, and performance of, the transactions contemplated by this Agreement do not and will not (i) result in a breach of CCMI’s organizational documents, (ii) result in a breach, violation or acceleration of, or a default under, any other agreement or instrument to which CCMI is a party or by which CCMI is bound, (iii) result in a breach of any law or regulation, of any judgment by any court, of any decision of a governmental authority or any arbitration award by which it is bound or (iv) require the consent of any person, or if such consent is required, it has been obtained and is in full force and effect. To CCMI’s knowledge, CCMI is not in default under the Block C Operating Agreement.

e. Ownership. CCMI is the owner, beneficially and of record of, and has good, marketable and unencumbered title to, the Block C Interest, and the Block C Interest are free and clear of any liens, encumbrances, conditions, claims or rights or interests of any other person or entity. CCMI has not pledged, assigned or otherwise transferred the Block C Interest and has not granted any person or entity any right, option or power to acquire or vote all or any part of the Block C Interest.

4. Representations and Warranties of the REIT. The REIT hereby represents and warrants as follows:

a. Good Standing. The REIT is duly organized and existing and in good standing under its jurisdiction of organization and is duly qualified to do business under the laws of such jurisdiction and each other jurisdiction in which qualification is required to perform its obligations under this Agreement.

b. Power and Authority. The REIT has the power and authority to enter into this Agreement and any and all documents contemplated hereby.

c. Due Authorization. The execution and delivery of this Agreement has been duly authorized by the REIT and no further action or approval of the REIT is required to cause this Agreement to be binding, valid and enforceable against the REIT.

d. Performance of Agreement. The REIT’s entry into, and performance of, the transactions contemplated by this Agreement do not and will not (i) result in a breach of the REIT’s organizational documents, (ii) result in a breach, violation or acceleration of, or a default under, any other agreement or instrument to which the REIT is a party or by which the REIT is bound, (iii) result in a breach of any law or regulation, of any judgment by any court, of any decision of a governmental authority or any arbitration award by which it is bound or (iv) require the consent of any person, or if such consent is required, it has been obtained and is in full force and effect.

5. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto.

6. Severability. This Agreement may be executed in counterparts, each of which, when taken together, shall be deemed one fully executed original.

7. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to conflict of laws principles.

8. Successors and Assigns. All provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors-in-interest, assigns, and representatives of the parties hereto.

9. Electronic Signatures. Any electronic signature of a party to this Agreement shall be valid as an original signature and shall be effective and binding. Any such electronic signature shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date set forth above.

REIT:

Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation

By:	/s/ Authorized Signatory
Name:
Title:

CCMI:

Cottonwood Capital Management, Inc., a Delaware corporation

By:	/s/ Authorized Signatory
Name:
Title:

CCMI, Cottonwood Residential O.P., LP, a Delaware limited partnership, and Cottonwood Block C QOF, LLC, a Delaware limited liability company, each in their capacity as a Manager, hereby consent to this Agreement.

Cottonwood Capital Management, Inc., a Delaware corporation

By:	/s/ Authorized Signatory
Name:
Title:

Cottonwood Residential, O.P., LP, a Delaware limited partnership

By: Cottonwood Residential II, Inc., a Maryland corporation, its general partner

By:	/s/ Authorized Signatory
Name:
Title:

Cottonwood Block C QOF, LLC, a Delaware limited liability company

By: Cottonwood Residential, O.P., LP, a Delaware limited partnership, its manager

By: Cottonwood Residential II, Inc., a Maryland corporation, its general partner
By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Purchase and Assignment Agreement]